Exhibit 10.1

EXECUTION VERSION

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”) is dated July 10, 2017, by and between Cinedigm Corp., a Delaware corporation (the “Company”) and the holders referred to on Schedule A (the “Holders” and each, a “Holder”).

RECITALS:

WHEREAS, the Holders hold an aggregate of $30,056,000 principal amount of the Company’s 5.5% convertible notes due 2035 (“Convertible Notes”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company and the Holders desire to exchange such Holders’ Notes for cash and/or shares of Class A common stock of the Company, par value $0.001 per share (the “Common Stock”); and

WHEREAS, the Company is concurrently undertaking a sale of shares of its Common Stock pursuant to a Stock Purchase Agreement (the “SPA”) executed as of June 29, 2017 by the Company and Bison Entertainment Investment Limited (the “Financing Transaction”) that is intended to be consummated concurrently with the Exchange in respect of the Closing Notes (each as defined below) contemplated hereby;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Holder hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1       Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” has the meaning ascribed thereto in Rule 405 promulgated under the Securities Act.

“Baseline Total Shares” means the number of shares of Common Stock indicated next to such Holder’s name in the “Baseline Total Shares” column of Schedule A.

“Beneficial owner” and “beneficial ownership” shall mean ownership of securities in accordance with Rule 13d-3 promulgated under the Exchange Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Cash Payment” has the meaning ascribed to it in Section 2.1(c).

“Certificate of Incorporation” means the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended to date.

“Closing” means the closing of the Exchange pursuant to Article 2.

“Closing Date” means the date of consummation of the Closing.

“Closing Notes” means, for each Holder, the Notes of such Holder minus the sum of the Initial Notes and the Interim Notes exchanged by such Holder under this Agreement.

“Closing Shares” has the meaning ascribed thereto in Section 2.1(c).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning ascribed thereto in the recitals.

“Company 2017 Balance Sheet” has the meaning ascribed thereto in Section 3.6.

“Company Consolidated Financial Statements” has the meaning ascribed thereto in Section 3.6.

“Convertible Notes” has the meaning ascribed thereto in the recitals.

“DPW Fee Letter” means that certain letter agreement executed in connection with this Agreement by and between Davis Polk & Wardwell LLP (“DPW”) and the Company.

“Escrow Agreement” means the escrow agreement dated as of June 29, 2017 between the Company and American Stock Transfer & Trust Company, LLC, as Escrow Agent, in connection with the escrow of funds payable under the SPA.

“Exchange” means the exchange of the Convertible Notes for the Exchange Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Consideration” means the aggregate Shares issued to, and the Cash Payment paid to, each Holder in the Exchange in consideration for their Convertible Notes pursuant to this Agreement.

“Financing Transaction” has the meaning ascribed thereto in the recitals.

“Form 10-K” means the Company’s Form 10-K for the fiscal year ended March 31, 2017.

“GAAP” has the meaning ascribed thereto in Section 3.6.

“Holder 1 entities” means the Holders specified on lines 1-2 of Schedule A.

“Indenture” means the Indenture dated as of April 29, 2015 between the Company and U.S. Bank National Association as Trustee.

“Initial Notes” means, for each Holder, the aggregate principal amount of Convertible Notes indicated next to such Holder’s name in the “Principal Amount of Initial Notes” column of Schedule A.

“Initial Shares” means, for each Holder, the shares of Common Stock indicated next to such Holder’s name in the “Initial Shares” column of Schedule A.

“Interest Due” means, with respect to Convertible Notes exchanged by a Holder, the amount of accrued but unpaid interest thereon, accrued through the surrender date of such Convertible Notes.

“Interim Exchange” has the meaning ascribed thereto in Section 2.1(b).

“Interim Notes” has the meaning ascribed thereto in Section 2.1(b).

“Interim Shares” has the meaning ascribed thereto in Section 2.1(b).

“Material Adverse Effect” means an event that results in or causes a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or property of the Company and its material subsidiaries, taken as a whole, (b) the ability of any of the Company to perform its obligations under the Transaction Documents or (c) the validity or enforceability of any Transaction Document or the rights and remedies of the Holders.

“Notes” means the Initial Notes, the Interim Notes and the Closing Notes, in an aggregate “Principal Amount of Notes” as set forth on Schedule A.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pro Rata Shares” means, for each Holder, the Pro Rata Percentage indicated next to such Holder’s name in Schedule A multiplied by 19.99% multiplied by 12,386,353 (the outstanding shares of Common Stock of the Company (excluding any shares of Common Stock issued pursuant to this Agreement) as of the date hereof).

“Reference Price” means the volume-weighted average price per share of Common Stock for the 15 Business Days prior to the Closing.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning ascribed thereto in Section 3.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the Initial Shares, the Interim Shares and the Closing Shares.

“Trading Market” means the primary one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, NYSE MKT, the Nasdaq Global Market, the Nasdaq Capital Market, or any other recognized exchange or automated quotation system (or any successors to any of the foregoing), and which is initially the Nasdaq Global Market.

“Transaction Documents” means this Agreement, the SPA and the Escrow Agreement.

“Transactions” means the Exchange, including the issuance of the Shares and payment of the Cash Payment and Interest Due.

“Transfer Agent” means American Stock Transfer & Trust Co., the current transfer agent of the Company, and any successor transfer agent of the Company.

“Trustee” means U.S. Bank, National Association, as Trustee under the Indenture.

“Holder 2 entities” means the Holders specified on lines 3-26 of Schedule A.

ARTICLE II

EXCHANGE

2.1       The Exchange. The Holders’ Notes will be exchanged for Exchange Consideration as follows:

(a)       On or within two (2) Business Days of the date hereof, each Holder will surrender to the Company the Initial Notes, if any, in a minimum aggregate principal amount of $50,000 in exchange for the Initial Shares; provided that the Company may pay any fraction of a Share in cash or carry such fractional share forward to the next Interim Exchange requested by such Holder or, if no such Interim Exchange occurs, to the Closing of the Exchange.

(b)       On any Business Day between the date hereof and the Closing, each Holder may, upon no less than 3 Business Day written notice to the Company, surrender to the Company additional Convertible Notes in a minimum aggregate principal amount of $50,000 (the “Interim Notes”) in exchange for shares (the “Interim Shares”) of Common Stock (any such exchange, an “Interim Exchange”). The number of Interim Shares so exchanged shall be the whole number equal to the aggregate principal amount of Interim Notes delivered on such Business Day divided by $1.50; provided that the aggregate number of Shares issued to a Holder pursuant to Sections 2.1(a) and (b) may not exceed the lesser of such Holder’s (x) Baseline Total Shares and (y) Pro Rata Shares; and provided further that the Company may pay any fraction of a Share resulting from the foregoing calculation in cash or to carry such fractional share forward to the next Interim Exchange requested by such Holder or, if no such Interim Exchange occurs, to the Closing of the Exchange. If the Closing occurs after the giving of written notice by a Holder under this Section 2.1(b) but prior to the exchange of the Interim Notes for Interim Shares indicated in such notice, such Interim Notes will be treated as Closing Notes pursuant to Section 2.1(c).

(c)       At the Closing of the Exchange contemplated hereby, each Holder shall surrender to the Company the Closing Notes in exchange for shares of Common Stock (the “Closing Shares”) and the amount of cash (the “Cash Payment”) as is described on Schedule A. The number of Closing Shares delivered to the Holder at Closing of the Exchange shall be equal to the total number of Baseline Total Shares corresponding to such Holder as set forth on Schedule A attached hereto, less the Initial Shares and the Interim Shares.

(d)       In the event the Holder provides written notice to the Company concurrently with its execution of this Agreement (by indicating next to such Holder’s name in the last column of Schedule A that it has selected the closing mechanism under this Section), upon the closing of the Exchange, the cash and shares of Common Stock payable to the Holders at Closing pursuant to Section 2.1(c) shall be adjusted as follows: (a) if the Reference Price is less than $1.50 per Share, then the Company shall pay to the Holder an additional cash amount equal to the number of Closing Shares multiplied by the positive difference between $1.50 and the Reference Price, provided, in such event, the Company may, at its sole election, satisfy its obligations to deliver Shares under 2.1(c) by payment in cash an amount equal to the number of Closing Shares multiplied by $1.50, and (b) if the Reference Price exceeds $2.50, then the Company shall issue a number of Closing Shares equal to the product of $2.50 and the number of Closing Shares deliverable to such Holder for purposes of Section 2.1(c), divided by the Reference Price.

(e)       On the date of closing of the Financing Transaction or such other date as may be mutually agreed upon by the parties, the Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree; provided that the Closing of the Exchange is conditional upon the contemporaneous consummation of the Financing Transaction. If a Holder failed to receive Initial Shares or Interim Shares to which it would otherwise have been entitled in exchange for Initial Notes or Interim Notes exchanged under Sections 2.1(a) or 2.1(b), as the case may be, due to operation of the limitation included in the first proviso to the second sentence of Section 2.1(b), such Holder shall be entitled to receive shares of Common Stock equal to such number of Initial Shares or Interim Shares to which it would otherwise have been entitled at the Closing. For the avoidance of doubt, should the Closing of the Exchange not be consummated for any reason, any exchanges of Initial Notes or Interim Notes for Initial Shares or Interim Shares pursuant to Sections 2.1(a) or (b), respectively, shall be final.

(f)       For purposes of the minimum principal amount requirements of Section 2.1(a), the Initial Notes of the Holder 2 entities shall be aggregated and the Initial Notes of the Holder 1 entities shall be aggregated; and for purposes of the minimum principal amount requirements of Section 2.1(b), the Interim Notes of the Holder 2 entities shall be aggregated and the Interim Notes of the Holder 1 entities shall be aggregated.

(g)       Notwithstanding anything set forth in this Agreement, the rights of the Holders hereunder are not collective but are individual, and each Holder shall have the right to individually determine whether to exchange any of such Holder's Convertible Notes for Shares pursuant to Section 2.1(a) or Section 2.1(b) or to make any other decision by a Holder permitted or required herein and no determination by any other Person with respect to its rights hereunder shall be required to be taken into account with respect to, or shall have any effect on the effectiveness of, such Holder's determinations.

2.2       Interest Due. Effective upon a Holder’s surrender of any Notes, the Company shall pay to such Holder in cash (in addition to the Cash Payment, if any) the Interest Due on such Notes as of the date of such surrender.

2.3       Deliveries at Signing or upon Interim Exchange.

(a)       On or within two (2) Business Days of the date hereof or on the date of any Interim Exchange, as the case may be, the Company shall deliver or cause to be delivered to each Holder the following:

(i)       irrevocable instructions to the Transfer Agent to issue the Initial Shares or the Interim Shares, as the case may be, required to be issued under Section 2.1(a) or (b), as the case may be, in book-entry form, represented by permanent global certificates deposited with, or on behalf of, The Depositary Trust Company for the account of the Holder or Holders entitled to receive such shares or their respective broker or nominee; and

(ii)       the Interest Due upon such exchange.

(b)       At the time of any delivery of Initial Shares pursuant to Section 2.1(a), the Company shall have caused (x) the Form 10-K to be filed with the Commission, in accordance with Commission rules and regulations, and (y) any material non-public information concerning the Transaction Documents and the Transactions or otherwise provided to the Holders to be publicly disclosed.

(c)       As of the date hereof, the Company shall have paid all reasonable and documented costs and expenses of the Holders incurred in connection with the negotiation and execution of this Agreement and the Transactions, to the extent invoiced at such time and not yet paid, including in accordance with the terms of the DPW Fee Letter.

(d)       On or within one (2) Business Days of the date hereof or on the date of any Interim Exchange, as the case may be, and conditioned upon the Company’s satisfaction of its obligations under Sections 2.3(a), 2.3(b) and 2.3(c) each Holder surrendering Initial Notes or Interim Notes pursuant to Section 2.1(a) or Section 2.1(b) on such date shall deliver or cause to be delivered to the Company, the following:

(i)       irrevocable instructions to the Trustee under the Indenture with respect to the surrender to the Company of the Initial Notes or the Interim Notes, as the case may be, or other proof of DWAC transfer of the Initial Notes or the Interim Notes, as the case may be, to the Company or the Company’s designee.

2.4       Closing Deliveries.

(a)       At the Closing, the Company shall deliver or cause to be delivered to each Holder the following:

(i)       irrevocable instructions to the Transfer Agent to issue the Closing Shares required to be issued under Section 2.1(c), in book-entry form, represented by permanent global certificates deposited with, or on behalf of, The Depositary Trust Company for the account of the Holder or Holders entitled to receive such shares or their respective broker or nominee;

(ii)       the Cash Payment, paid by wire transfer of immediately available funds; and

(iii)       the Interest Due as of the Closing Date.

(b)       Upon the Closing and in accordance with Commission rules and regulations, the Company shall cause any material non-public information concerning the Transaction Documents and the Transactions or otherwise provided to the Holders to be publicly disclosed.

(c)       As of the Closing Date, the Company shall have paid all reasonable and documented costs and expenses of the Holders incurred in connection with the negotiation and execution of this Agreement and the Transactions, to the extent invoiced at such time and not yet paid, including in accordance with the terms of the DPW Fee Letter.

(d)       At the Closing, conditioned upon the Company’s satisfaction of its obligations under Sections 2.4(a), 2.4(b) and 2.4(c), each Holder shall deliver or cause to be delivered to the Company, the following:

(i)       irrevocable instructions to the Trustee under the Indenture with respect to the surrender to the Company of the Closing Notes or other proof of DWAC transfer of the Closing Notes to the Company or the Company’s designee.

2.5       No Additional Consideration. The Exchange Consideration shall be issued to each Holder solely in exchange for the surrender of the Convertible Notes held by such Holder, and each Holder shall not pay or be required to pay any additional consideration to the Company in order to effectuate the issuance of the Exchange Consideration due to such Holders.

2.6       Extinguishment of Notes. It is intended that, upon the consummation of any exchange of Convertible Notes contemplated hereby:

(i)       the Company will surrender such Convertible Notes to the Trustee under the Indenture for cancellation; and

(ii)       such Convertible Notes surrendered hereunder shall be cancelled and shall be null and void, and any and all rights arising thereunder shall be extinguished and the Company shall no longer be required to reserve shares of Common Stock for issuance upon the conversion of such Convertible Notes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1       Authorization and Binding Obligation. The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation. The Company has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to complete the Transactions, in accordance with the terms thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action by the Company and no further filing, consent, or authorization is required by the Company, its Board of Directors or its stockholders, other than as contemplated by the SPA. The Transaction Documents have been duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

3.2       No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the Transactions will not (i) result in a violation of the Certificate of Incorporation, or other organizational document of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or bylaws of the Company or any of its subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws) and applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that could not reasonably be expected to have a material adverse effect on the Company or its subsidiaries.

3.3       Securities Law Exemption. Assuming the accuracy of the representations and warranties of each Holder contained herein, the offer and issuance by the Company of the Shares as contemplated by the Transaction Documents are exempt from registration under the Securities Act. The Company knows of no reason why such exemption is not available. Assuming the representations and warranties in Section 4.2(b) as to each Holder are true and accurate at any time of issuance of Shares, the certificate(s), if any, representing such Shares issued pursuant hereto will not bear a restrictive legend under the Securities Act or other restrictions on resale by each Holder and will be issued in book-entry form, represented by permanent global certificates deposited with, or on behalf of, The Depositary Trust Company represented by the unrestricted CUSIP assigned to the Company’s Common Stock. The Shares, when issued, will be listed on the Trading Market.

3.4       Issuance of Shares. Upon issuance of the Shares in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable and free from all taxes, liens, charges and other encumbrances with respect to the issuance thereof and shall not be subject to any preemptive, participation, rights of first refusal and other similar rights.

3.5       No Integrated Offering. Except as contemplated by this Agreement and in connection with the exchange of Convertible Notes held by Holders, the Company has not sold or issued, nor will sell or issue any securities that would be integrated with the offering of the Shares contemplated by this Agreement pursuant to the Securities Act and the rules and regulations or the interpretations thereunder of the Commission.

3.6       SEC Reports; Financial Statements.

The Company has timely filed, or cured any defect relating to timely filing, all registration statements, forms, reports, definitive proxy statements, schedules and other documents and filings required to be filed by it under the Securities Act or the Exchange Act, as the case may be (the “SEC Reports”) since January 1, 2016. As of the date of any delivery of Initial Shares pursuant to Section 2.1(a), the Company’s SEC Reports, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file periodic reports with the Commission pursuant to the Exchange Act. Each SEC Report (i) as of the time it was filed (or if subsequently amended, when amended, and as of the date hereof), complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or if subsequently amended or superseded by an amendment or other SEC Report, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Form 10-K as of the date thereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. In addition, the Form 10-K does not differ in any material respect from the draft of the Form 10-K shared with the Holders.

The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Form 10-K (the “Company Consolidated Financial Statements”) were prepared in accordance with generally accepted accounting principles as in effect in the United States of America (“GAAP”), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as may have been required by regulatory accounting principles applicable to the Company or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such Company Consolidated Financial Statements fairly presented, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders’ equity of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated subsidiaries taken as a whole).

Except as set forth in the SEC Reports (other than any forward-looking information in the risk factors contained therein), and except as and to the extent set forth on the consolidated balance sheet of the Company as of March 31, 2017 (the “Company 2017 Balance Sheet”), between March 31, 2017 and the date hereof neither the Company nor any of its consolidated subsidiaries has incurred any debts, liabilities or obligations (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of a nature that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations that, in the aggregate, are adequately provided for in the Company 2017 Balance Sheet.

Other than the Financing Transaction and information in the Form 10-K, the Company is not aware of any information, such as information related to new OTT channels, sales of business or material assets, earnings or revenue improvement, that could reasonably be expected to have a material positive effect on the Company or its prospects or business operations that has not been disclosed to the public on a press release or public filing with the Commission.

3.7       Exchange Act Registration, Trading Market. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Trading Market, and other than as disclosed in the SEC Reports, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Trading Market, nor has the Company received any current notification that the Securities and Exchange Commission or the Trading Market is contemplating terminating such registration or listing.

3.8       Proceedings. The Company knows of no proceedings relating to the Convertible Notes that are pending or threatened before any court, arbitrator or administrative or governmental body that would adversely affect the completion of the Transactions.

3.9       Confidentiality of Holder Information. The Company covenants that, unless otherwise required by law or applicable regulation or if otherwise publicly disclosed by a Holder (but in which case only to the extent of such disclosure by such Holder with respect to its own information), it will continue to keep the identity of each Holder and its participation in the Transaction confidential, as well as the terms of this Agreement confidential, and shall not disclose such identity or terms to any other party (other than its employees, agents, representatives and advisors, including, attorneys, accountants and consultants of the Company (together, the “Representatives”), provided that such Representatives shall be advised of and agree to the confidentiality obligations hereunder and Company shall be responsible for any breach of the terms hereof by the Representatives). Notwithstanding the foregoing, the Holders acknowledge that this Agreement will, in accordance with Commission rules and regulations, be disclosed and filed with the Commission by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF the holder

As a material inducement to the Company to enter into this Agreement and consummate the exchange, each Holder represents, warrants and covenants with and to the Company as follows:

4.1       Authorization and Binding Obligation. The Holder has the requisite legal capacity, power and authority to enter into, and perform is obligations under, each Transaction Document to which it is a party. Each of the execution, delivery and performance of each such Transaction Document by the Holder, and the consummation by the Holder of the Transactions to which it is a party, have been duly authorized by all requisite corporate action on the part of the Holder, as applicable, and no further consent or authorization is required. Each Transaction Document to which the Holder is a party has been duly authorized, executed and delivered by such Holder, and constitutes the legal, valid and binding obligations of the Holder, enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

4.2       Beneficial Owner and Holding Period.

(a)       The Holder owns, beneficially and of record, good and marketable title to its Convertible Notes being exchanged pursuant to this Agreement, free and clear of any taxes or encumbrances; and at the Closing, the Holder will convey to the Company good and marketable title to the Convertible Notes surrendered by the Holder in their entirety, free and clear of any security interests, liens, adverse claims, taxes or encumbrances.

(b)       The Holder is not, and has not been for the preceding three months, an Affiliate of the Company. The Holder or any person who is not an Affiliate of the Company has beneficially owned its Convertible Notes being exchanged pursuant to this Agreement fully paid, for at least one year as of the date hereof. Neither the Holder nor any of its affiliates is, or since January 1, 2016 has been, (other than the purchase or exchange of the Convertible Notes): (a) effecting or seeking, offering or proposing (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any material acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries out of the ordinary course of business, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation or dissolution with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) forming, joining or in any way participating in a “group” (as defined under the Exchange Act) with respect to the Company with respect to the matters set forth in (a) above; (c) otherwise acting, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; or (d) entering into any discussions or arrangements with any third party with respect to any of the foregoing.

4.3       Experience of Investor. The Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Exchange, and has evaluated the merits and risks thereof. Such Holder is able to bear the economic risk of an investment in the Exchange Consideration and, at the present time, is able to afford a complete loss of such investment. The Holder qualifies as either a qualified institutional buyer as defined in Rule 144A of the Securities Act or an accredited institutional investor for purposes of Rule 501 of Regulation D.

4.4       Disclosure of Information. The Holder has access to and has reviewed the Company’s SEC Reports, including the “Risk Factors” contained therein. The Holder has had the opportunity to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares.

4.5       Proceedings. The Holder knows of no proceedings relating to the Convertible Notes that are pending or threatened before any court, arbitrator or administrative or governmental body that would adversely affect the completion of the Transactions.

4.6       Tax Consequences. The Holder acknowledges that the Exchange may involve tax consequences to such Holder, and that the contents of this Agreement do not contain tax advice. The Holder acknowledges that it has not relied and will not rely upon the Company with respect to any tax consequences related to the Exchange. The Holder assumes full responsibility for all such consequences and for the preparation and filing of any tax returns and elections which may or must be filed in connection with its beneficial ownership of its Convertible Notes or the Exchange.

4.7       Reliance on Exemptions. The Holder understands that the Shares are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, and that the Company is relying in part upon the truth and accuracy of, and the Holder’s representations, and compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Shares.

4.8       Beneficial Ownership of Common Stock. The Company may assume, unless otherwise notified by a Holder, that the issuance of any amount of Initial Shares or Interim Shares will not cause the Holder to become a beneficial owner of 10% or more of the Common Stock so long as such requested amount is not greater than such Holder's Pro Rata Percentage (as set forth on Schedule A hereto) of 9.99% of the Company’s outstanding shares of Common Stock at the time such request is made.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

5.1       Holding Period. For the purposes of Rule 144, the Company acknowledges that each Holder’s holding period of its Convertible Notes may be tacked onto the holding period of the Shares, and the Company agrees not to take a position contrary to this Section 5.1.

5.2       Company Counsel’s Rule 144 Opinion. The Company covenants that, as long as such Holder holds any of the Shares, should the Transfer Agent or its legal counsel require a legal counsel’s Rule 144 opinion with regard to sale of the Shares, or the removal of any restrictive legends that may be subsequently added to the Shares if appropriate, to the extent permitted by applicable law, the Company shall provide a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Holders and the Transfer Agent, addressed to the Company and such Transfer Agent (if necessary), to the effect that the sale of Shares may be effected without registration under the Securities Act and the removal of any restrictive legend may occur. The Holder shall provide any customary representations in order to permit the Company’s legal counsel to provide such opinion. The Company shall provide such an opinion to the Transfer Agent within two (2) Business Days of a request to do so by a Holder or the Transfer Agent.

5.3       Trading Activity.

(a)       Prior to the earlier of the Closing Date or the termination of this Agreement, a Holder may dispose of Initial Shares and Interim Shares, if any, as follows: a Holder may (x) sell (i) Initial Shares and Interim Shares via ordinary brokerage transactions at a price (gross of commissions) of at least $1.50 per share or (ii) block trades of Initial Shares and/or Interim Shares into the Trading Market at a price (gross of commissions) of at least $1.50 per share or (y) deliver Initial Shares and Interim Shares to satisfy all or a portion of such Holder’s obligations to deliver Common Stock pursuant to any existing swap arrangements of such Holder. For the avoidance of doubt, (x) a Holder may engage in any short selling of the Company’s securities, establish or increase any “put equivalent position” as defined in Rule 16(a)-1(h) under the Exchange Act, or engage in any other swap or hedging transactions with respect to the Company’s securities; provided, however, that such transaction is at a price (gross of commissions) of at least $1.50 per share; and provided, further, that such transaction is closed out no later than the Closing Date solely by delivery of Common Stock received pursuant to this Agreement and (y) that the restrictions of this Section 5.3(a) shall only apply in respect of transactions entered into after the date hereof.

(b)       Except as set forth in Section 5.3(a) or with the prior written consent of the Company, each Holder agrees that neither it nor any of its agents, affiliates or representatives will, from the date hereof until the earlier of the Closing Date or the termination of this Agreement directly or indirectly:

(i)       acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any Common Stock, equity securities, debt securities (other than the Convertible Notes) or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company's Common Stock, equity securities, debt securities (other than the Convertible Notes) or assets; or

(ii)       engage in any short selling of the Company’s securities, establish or increase any “put equivalent position” as defined in Rule 16(a)-1(h) under the Exchange Act, or engage in any other swap or hedging transactions with respect to the Company’s securities.

(c)       Prior to the Closing, the Company shall not effect any exchange requiring an issuance of Shares to any Holder to the extent that such issuance would result in such Holder receiving and beneficially owning (together with any other Common Stock received by such Holder pursuant to a prior such exchange and any other Common Stock or right to acquire Common Stock beneficially owned by such Holder, and not sold and held pending delivery) on such date, more than such Holder's Pro Rata Percentage (as set forth on Schedule A hereto) of 9.99% of the Company’s outstanding shares of Common Stock at any time.

(d)       Within 30 days of the Closing, each Holder will settle its outstanding swap or hedging transaction(s) with respect to the Company’s securities with Société Générale, if any, solely by delivery of Common Stock received pursuant to this Agreement.

(e)       Prior to the Closing, each Holder agrees not to exercise its rights to convert the Convertible Notes it holds into shares of Common Stock pursuant to the terms of the Indenture.

5.4       Voting of Shares. Each Holder agrees that, prior to the Closing, such Holder shall not exercise any voting rights, and the Company shall disregard any such exercise, with respect to any shares of Common Stock that such Holder received pursuant to an exchange hereunder (x) if such shares are still held by such Holder, with respect to any matters or proposals to be voted on related to the Transactions and (y) if such shares have been sold by such Holder and are held pending delivery and settlement of such sale, with respect to any matters or proposals to be voted on.

5.5       Legend. If the representations and warranties in section 4.2(b) as to any Holder cease to be true and accurate, the Holder shall promptly notify the Company in writing of such event and shall submit such Holder’s Shares to the Company or its transfer agent for the Common Stock to have a restrictive legend relating to transfers under the Securities Act placed or notated on such Shares.

5.6       SPA and Escrow Agreement Amendments. The Company shall not agree to any modifications, amendments, supplements, consents, waivers or requests to or in respect of the SPA or Escrow Agreement that are materially adverse to the interests of the Holders unless consented to in writing by the Holders.

5.7       Material Non-Public Information. Subsequent to the date hereof, the Company shall not provide a Holder with any material non-public information without such Holder’s prior written consent.

ARTICLE VI

MISCELLANEOUS

6.1       Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.2       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

6.3       Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

6.4       Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

6.5       Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Holders, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement (together with the other Transaction Documents), contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Holders make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties, and any amendment to this Agreement made in conformity with the provisions of this Section shall be binding upon the parties. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.6       Termination.

(a)       This Agreement may be terminated, and any exchanges of Convertible Notes contemplated hereby may be abandoned at any time prior to Closing,

(i)       by mutual written agreement of the parties hereto;

(ii)       by the written notice of each Holder, with respect to its rights and obligations hereunder, if (x) the Escrow Amount (as defined in the SPA) is not funded by the end of the third (3rd) Business Day after the date hereof or (y) the Closing shall not have occurred by the Outside Date (as defined in the SPA); or

(iii)       by the written notice of each Holder, with respect to its rights and obligations hereunder, or by the Company if the SPA is terminated in accordance with its terms;

(iv)       by the written notice of each Holder, with respect to its rights and obligations hereunder, upon any breach of Section 5.6.

(b)       If this Agreement is terminated pursuant to Sections 6.6(a)(ii), 6.6(a)(iii), or 6.6(a)(iv), the Company agrees to pay all reasonable and documented costs and expenses of the Holders incurred in connection with the negotiation and execution of this Agreement and the Transactions, including in accordance with the terms of the DPW Fee Letter.

6.7       Survival. The representations and warranties contained herein and Section 5.2, 5.5 and this Article 6 shall survive any termination pursuant to Section 6.6 hereof, and if applicable, the Closing and the delivery of the Exchange Consideration.

6.8       Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Cinedigm Corp.

902 Broadway, 9th Floor

New York, NY 10010

Telephone: (212) 206-8600

Facsimile: (212) 598-4895

Attention: General Counsel

Email: gloffredo@cinedigm.com

With a copy to:

Kelley Drye & Warren LLP

101 Park Avenue

New York, New York 10178

Telephone: (212) 808-7800

Facsimile: (212) 808-7897

Attention: Jonathan K. Cooperman, Esq. and Merrill B. Stone, Esq.

Email: jcooperman@kelleydrye.com; mstone@kelleydrye.com

If to a Holder, to the address specified for such Holder on its signature page hereto or as such Holder may otherwise specify in writing.

6.9       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holders. The Holders may assign some or all of their rights hereunder without the consent of the Company if (i) the person to whom such rights are to be assigned executes a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Holder hereunder and (ii) such assigning Holder provides the Company with concurrent written notice of such assignment.

6.10       Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

Each and every reference to share prices and shares of Common Stock in the Transaction Documents shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Holders and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

CINEDIGM CORP.

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

DWAC Information:

DTC Participant Name: US Bank

DTC Participant Number: FAST number 9968

DTC Participant Contact:

Name: Linda Garcia / Anthony Browne

Telephone: (312) 332-6781 /(312) 332-6783

Email: linda.garcia@usbank.com / anthony.browne@usbank.com

[Signature Page to Exchange Agreement]

HOLDER:

[HOLDER]

By:	/s/ Holder
Name:
Title:

For Issuance of Shares:

Registered Name: ___________________________

Address: _______________________
_______________________

_______________________

Federal Tax ID: _________________

DWAC Information:

DTC Participant Name: ________________

DTC Participant Number: _______________

DTC Participant Contact:

Name: ________________

Telephone: ____________

Email: ________________

[Signature Page to Exchange Agreement]

HOLDER:

[HOLDER]

By:	/s/ Holder
Name:
Title:

For Issuance of Shares:

Registered Name: ___________________________

Address: _______________________
_______________________

_______________________

Federal Tax ID: _________________

DWAC Information:

DTC Participant Name: ________________

DTC Participant Number: _______________

DTC Participant Contact:

Name: ________________

Telephone: ____________

Email: ________________

[Signature Page to Exchange Agreement]

HOLDER:

[HOLDER]

By:	/s/ Holder
Name:
Title:

For Issuance of Shares:

Registered Name: ___________________________

Address: _______________________
_______________________

_______________________

Federal Tax ID: _________________

DWAC Information:

DTC Participant Name: ________________

DTC Participant Number: _______________

DTC Participant Contact:

Name: ________________

Telephone: ____________

Email: ________________

[Signature Page to Exchange Agreement]

SCHEDULE A

[follows on next page]

Line	Holder	Principal Amount of Notes	Pro Rata Percentage	Pro Rata Shares	Cash Payment	Baseline Total Shares	Principal Amount of Initial Notes	Initial Shares	Closing Option Selected ((2.1(c) or 2.1(d)))
1		$10,000,000	20.73%	513,390.69	$3,500,000.00	733,333.33	$384,000.00	256,000.00	2.1	(d)
2		$3,750,000	7.78%	192,521.51	$1,312,500.00	275,000.00	$144,000.00	96,000.00	2.1	(d)
3		$400,000	0.83%	20,535.63	$140,000.00	29,333.33	$15,000.00	10,000.00	2.1	(c)
4		$301,000	0.62%	15,453.06	$105,350.00	22,073.33	$11,000.00	7,333.33	2.1	(c)
5		$120,000	0.25%	6,160.69	$42,000.00	8,800.00	$4,000.00	2,666.67	2.1	(c)
6		$25,000	0.05%	1,283.48	$8,750.00	1,833.33	$0.00	0.00	2.1	(c)
7		$800,000	1.66%	41,071.26	$280,000.00	58,666.67	$30,000.00	20,000.00	2.1	(c)
8		$55,000	0.11%	2,823.65	$19,250.00	4,033.33	$2,000.00	1,333.33	2.1	(c)
9		$65,000	0.13%	3,337.04	$22,750.00	4,766.67	$2,000.00	1,333.33	2.1	(c)
10		$140,000	0.29%	7,187.47	$49,000.00	10,266.67	$5,000.00	3,333.33	2.1	(c)
11		$65,000	0.13%	3,337.04	$22,750.00	4,766.67	$2,000.00	1,333.33	2.1	(c)
12		$50,000	0.10%	2,566.95	$17,500.00	3,666.67	$1,000.00	666.67	2.1	(c)
13		$179,000	0.37%	9,189.69	$62,650.00	13,126.67	$6,000.00	4,000.00	2.1	(c)
14		$70,000	0.15%	3,593.73	$24,500.00	5,133.33	$2,000.00	1,333.33	2.1	(c)
15		$900,000	1.87%	46,205.16	$315,000.00	66,000.00	$34,000.00	22,666.67	2.1	(c)
16		$180,000	0.37%	9,241.03	$63,000.00	13,200.00	$6,000.00	4,000.00	2.1	(c)
17		$1,335,000	2.77%	68,537.66	$467,250.00	97,900.00	$51,000.00	34,000.00	2.1	(c)
18		$185,000	0.38%	9,497.73	$64,750.00	13,566.67	$7,000.00	4,666.67	2.1	(c)
19		$4,756,000	9.86%	244,168.61	$1,664,600.00	348,773.33	$183,000.00	122,000.00	2.1	(c)
20		$215,000	0.45%	11,037.90	$75,250.00	15,766.67	$8,000.00	5,333.33	2.1	(c)
21		$570,000	1.18%	29,263.27	$199,500.00	41,800.00	$21,000.00	14,000.00	2.1	(c)
22		$95,000	0.20%	4,877.21	$33,250.00	6,966.67	$3,000.00	2,000.00	2.1	(c)
23		$1,200,000	2.49%	61,606.88	$420,000.00	88,000.00	$46,000.00	30,666.67	2.1	(c)
24		$1,450,000	3.01%	74,441.65	$507,500.00	106,333.33	$55,000.00	36,666.67	2.1	(c)
25		$550,000	1.14%	28,236.49	$192,500.00	40,333.33	$21,000.00	14,000.00	2.1	(c)
26		$2,600,000	5.39%	133,481.58	$910,000.00	190,666.67	$100,000.00	66,666.67	2.1	(c)